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                                   FORM 8-A/A

                                 AMENDMENT No. 1
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                For registration of certain classes of securities
                     pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                         NATIONAL WIRELESS HOLDINGS INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                     Delaware                        13-3735316
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              (State of incorporation            (I.R.S. Employer
                 or organization)               Identification No.)

            249 Royal Palm Way, Suite 301, Palm Beach, Florida 33480
            --------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE
                                      ----

Securities to be registered pursuant to Section 12(g) of the Act:

               Rights to Purchase Series A Junior Preferred Stock
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                                (Title of class)


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Item 1. Description of Registrant's Securities to be Registered.

         On June 2, 2000, the Company amended the Rights Agreement dated December 12, 1996, between National Wireless Holdings Inc. and Continental Stock Transfer and Trust Company, as Rights Agent, to delete provisions in two sections of the Rights Agreement that provide that certain actions may not be taken (or may only be taken after a period of 180 days) in the event that a majority of the Board of Directors of the Corporation is comprised of (i) persons elected at a meeting of or by written consent of stockholders who were not nominated by the Board of Directors in office immediately prior to such meeting or action by written consent, and/or (ii) successors of such persons elected to the Board of Directors for the purpose of either facilitating a transaction with an Acquisition Person (as defined in the Rights Agreement) or circumventing, directly or indirectly the provisions of the amended sections. This amendment to the Rights Agreement was made in response to Delaware court decisions that have cast doubt on the legality under Delaware law of so-called "dead-hand" provisions in many existing shareholder rights plans. In these decisions, the Delaware courts stated that a "dead-hand" provision was open to challenge under Delaware law on both statutory and fiduciary grounds. A so-called "dead-hand" provision is a provision that provides that outstanding rights can only be redeemed by "independent" or "continuing" directors, which is generally defined to mean directors who were members of the board at the time the Rights Agreement was adopted and any other person who subsequently becomes a member of the board if such person's nomination for election to the board was recommended or approved by a majority of the independent directors. The Board of Directors believes the disputed validity of "dead-hand" provisions under Delaware law warrants action to amend the Rights Agreement. A copy of the First Amendment to the Rights Agreement is attached hereto as an exhibit and incorporated herein by reference.

Item 2. Exhibits.

1. First Amendment to the Rights Agreement dated as of December 12, 1996, between National Wireless Holdings Inc. and Continental Stock Transfer and Trust Company, as Rights Agent.



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SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


NATIONAL WIRELESS HOLDINGS INC.

Date:  June 2, 2000
     -----------------------------
By: /s/ Terrence S. Cassidy
    -----------------------------
    Terrence S. Cassidy, Principal
    Executive Officer and
    Principal Accounting Officer



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                                                                       EXHIBIT 1

          FIRST AMENDMENT TO THE RIGHTS AGREEMENT AND CERTIFICATION OF
                       COMPLIANCE WITH SECTION 27 THEREOF

         Pursuant to Section 27 of the Rights Agreement (the "Agreement") dated as of December 12, 1996, between National Wireless Holdings Inc., a Delaware corporation (the "Company"), and Continental Stock Transfer and Trust Company (the "Rights Agent"), the Company and the Rights Agent hereby amend the Agreement as of June 2, 2000, as provided below.

         1. REDEMPTION AND TERMINATION. Section 23 shall be amended as follows:

         (a) Current subsection (b) shall be deleted.

         (b) Current subsections (c) and (d) shall become subsections (b) and
(c), respectively.

         2. SUPPLEMENTS AND AMENDMENTS. Section 27 shall be amended by deleting the last sentence of such section.

         The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the board of directors of the Company dated as of June 2, 2000, hereby certifies to the Rights Agent that these amendments are in compliance with the terms of Section 27 of the Agreement.

NATIONAL WIRELESS HOLDINGS INC.

                                             Attest:

By: /s/ Terrence S. Cassidy                  By: /s/ James Kardon
Name: Terrence S. Cassidy                    Name: James Kardon
Title: President                             Title: Secretary

Acknowledged and Agreed:

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY,

as Rights Agent                              Attest:

By: /s/ Roger Bernhammer                     By: /s/ Steven Nelson
Name: Roger Bernhammer                       Name: Steven Nelson
Title: Vice President                        Title: Chairman


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